Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2022, with respect to the consolidated financial statements of Vimeo, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-256513) of Vimeo, Inc. for the registration of Vimeo, Inc. common stock.

/s/ Ernst & Young LLP

New York, New York

March 2, 2022